EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in Registration Statements (Nos. 333-112021, 333-13350, 333-66044, 333-74932 and 333-146175) on Form S-8 and to the use of our report dated November 8, 2009 relating to the 2009 and 2008 consolidated financial statements (before retrospective adjustments to the financial statements) of CGI Group Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to not being engaged to audit the retrospective adjustments) appearing in the Annual Report on Form 40-F of CGI Group Inc. for the year ended September 30, 2010.
(signed)1
Deloitte & Touche LLP
Independent Registered Chartered Accountants
Montréal, Canada
February 22, 2011

1 Chartered accountant auditor permit no 17046